EXHIBIT 23(d)1(3)f

                SIXTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT




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                SIXTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                ------------------------------------------------

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Fund") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Adviser").

                                    RECITALS

         The Trust and Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999, and amended as of July 5, 2000, September 28, 2000, October 29, 2001, August 9, 2002, and February 10, 2003 (collectively, the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust.

         The parties mutually desire to amend the Agreement to reflect the Adviser's existing duties to vote proxies on behalf of series of the Fund managed by the Adviser.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1. Section 18 is hereby added as follows:

         "Proxies. The Adviser has, and shall continue to, review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by the Fund from time to time. Unless otherwise instructed by the Fund, the Adviser may delegate such duties to one or more Subadvisors who will, in compliance with the proxy voting procedures of the Fund then in effect or approved by the Fund, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Series may be invested. In the event that the Adviser exercises said delegation, it shall cause the Custodian to forward promptly to the Subadvisor all proxies upon receipt, so as to afford the Subadvisor a reasonable amount of time in which to determine how to vote such proxies. The Adviser shall cause such Subadvisor to provide the Adviser with quarterly proxy voting reports in such form as the Adviser may request from time to time, which reports shall then be presented to the Fund."

2. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

3. This Amendment shall become effective on the date first accepted by the Adviser which date is set forth above the Adviser's name on the signature page hereof.

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4.       This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of this 9th day of May, 2003.

                             THE PHOENIX EDGE SERIES FUND


                             By:   /s/ Michael J. Gilotti
                                -----------------------------------------
                             Name:    Michael J. Gilotti
                             Title:   Executive Vice President

                             PHOENIX VARIABLE ADVISORS, INC.


                             By:   /s/ Doreen A. Bonner
                                -----------------------------------------
                             Name:    Doreen A. Bonner
                             Title:   Vice President / Compliance Officer